Exhibit 12(b)

Adam Phua, Chief Executive Officer, and Laura F. Dell, Chief Financial Officer of The China Fund, Inc. (the “Fund”), each certify that:

1.	This Form N-CSR filing for the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

By:	/s/ Adam Phua
Adam Phua
Chief Executive Officer of The China Fund, Inc.

Date:	January 4, 2013

By:	/s/ Laura F. Dell
Laura F. Dell
Chief Financial Officer of The China Fund, Inc.

Date:	January 4, 2013